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                                                                    EXHIBIT 10.4

                               REAL ESTATE LEASE

This Lease Agreement (this "Lease") is made effective as of January 1, 1997 by and between Rodger R. Rohde Sr. ("Landlord"), and Leica Sordik, Inc. ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant a One and One Half-story masonry building, (the "Premises") located at 6 Morris Street, Paterson, New Jersey 07501.

TERM. The lease term will begin on January 1, 1997 and will terminate on December 31, 2002.

RENEWAL TERMS. This Lease shall automatically renew for an additional period of twelve months per renewal term on the same terms as this Lease, unless either party gives written notice of the termination no later than 60 days prior to the end of the term or renewal term.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord a lease payment for the Holdover Period based on the terms of the following Lease Payments paragraph. Such holdover shall constitute a month to month extension of this Lease.

LEASE PAYMENTS. Tenant shall pay to Landlord, a total annual lease payment of $204,000.00, payable in advance, in installments of $17,000 per month on the 5th day of each month. Lease payments shall be made to the Landlord at 400 Hamburg Turnpike, Wayne, NJ 07470, as may be changed from time to time by Landlord.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord, shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

MAINTENANCE. Tenant's obligation for maintenance shall include:
        - the roof, outside walls, and other structural parts of the building
        - the parking lot, driveways, and sidewalks including snow and ice removal
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        - the sewer, water pipes, and other matters related to plumbing
        - the electrical wiring
        - the air conditioning system
        - the heating system
        - all other items of maintenance not specifically delegated to Landlord under this Lease

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent.

UTILITIES AND SERVICES. Tenant shall be responsible for all utilities and services in connection with the Premises.

PROPERTY INSURANCE. Tenant shall maintain casualty insurance on the Premises in an amount equal to 100% of the full replacement value. Landlord shall be named as an insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord's interest in the Premises.

INDEMNITY REGARDING USE OF PREMISES. Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's use of the Premises.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

        Real Estate Taxes - Landlord shall pay all real estate taxes and assessments for the Premises

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to give actual advance notice to any contractors, subcontractors or suppliers of goods, labor or services that such liens will not be valid.

DEFAULTS. Tenant shall be in default of this Lease, if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 45 day(s) (or any other obligation within 60 day(s)) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice, and without prejudicing Landlord's rights to
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damages. In the alternative, landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses suffered by Landlord by reason of Tenant's defaults.

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

Landlord:   Rodger R. Rohde, Sr.
            400 Hamburg Turnpike
            Wayne, NJ 07470

Tenant:     Leica Sordik, Inc.
            6 Morris Street
            Paterson, NJ 07501

Such addresses may be changed from time to time by either party by providing notice as set forth above.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of the Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of New Jersey.
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SUBORDINATION OF LEASE. This lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.


Landlord:   Rodger R. Rohde, Sr.

            /s/ Rodger R. Rohde, Sr.
            ------------------------
            Rodger R. Rohde, Sr.


Tenant:     Leica Sordik, Inc.

            /s/ Rodger R. Rohde, Sr.
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            By: Rodger R. Rohde, Sr.
            President